Exhibit 4.2

Execution Version

CUSTOMERS BANCORP, INC.,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 22, 2025

To

INDENTURE

Dated as of December 9, 2019

(Subordinated Debt Securities)

6.875% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2036

Section 5.06 Counterparts	31
Section 5.07 Successors and Assigns	31
Section 5.08 Table of Contents, Headings, Etc	31
Section 5.09 Severability Clause	31
Section 5.10 Satisfaction and Discharge	31
Section 5.11 Ratification of the Base Indenture	31
Section 5.12 Governing Law	32
Section 5.13 Trustee Disclaimer	32
Section 5.14 Force Majeure	32
Section 5.15 U.S.A. Patriot Act	32

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 22, 2025, by and between Customers Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Wilmington Trust, National Association, as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into the Indenture, dated as of December 9, 2019 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Second Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its subordinated debt securities;

WHEREAS, the Company desires to provide for the establishment of a new series of Securities pursuant to Sections 2.1 and 2.2 of the Base Indenture, and has duly authorized the creation and issuance of such series and the execution and delivery of this Second Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Second Supplemental Indenture for the purposes of establishing the terms of such new series of Securities and providing for the rights, obligations and duties of the Trustee with respect to such series of Securities;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01  Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Notes” has the meaning set forth in Section 2.08 of this Second Supplemental Indenture.

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Base Indenture” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Company or the Company’s designee determines on or prior to the Reference Time for any Floating Rate Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Floating Rate Period and any subsequent Floating Rate Periods.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Company or the Company’s designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then current Benchmark is Three Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or the Company’s designee as of the Benchmark Replacement Date:

(1) Compounded SOFR;

(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; and

(4) the sum of: (a) the alternate rate that has been selected by the Company or the Company’s designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or the Company’s designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or the Company’s designee giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company or the Company’s designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or the Company’s designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or the Company’s designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or the Company’s designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) if the Benchmark is Three-Month Term SOFR, the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible and provides written notice of such determination to the Calculation Agent or the Company’s designee;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day except a Saturday, Sunday or a day in the City of New York, New York, the City of Wilmington, Delaware or a place of payment on which banking institutions or trust companies are authorized or required by law, regulation or executive order to remain closed; provided, that, when used in connection with an amount that bears interest at a rate based on SOFR or Term SOFR or any direct or indirect calculation or determination of SOFR or Term SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period. The Company or an affiliate of the Company shall initially serve as the Calculation Agent.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by the Company or the Company’s designee in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Company or the Company’s designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or the Company’s designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 342 basis points per annum.

“Company” has the meaning specified in the preamble of this Second Supplemental Indenture until a successor corporation shall have become such pursuant to the applicable provisions of the Base Indenture, and thereafter “Company” shall mean such successor corporation.

“Corresponding Tenor” (i) with respect to Term SOFR means three months, and (ii) with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Federal Reserve Bank of New York’s website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 2.10(a).

“Fixed Rate Period” has the meaning provided in Section 2.10(a).

“Fixed Rate Regular Record Date” has the meaning provided in Section 2.10(a).

“Floating Rate Interest Payment Date” has the meaning provided in Section 2.10(b).

“Floating Rate Period” has the meaning provided in Section 2.10(b).

“Floating Rate Regular Record Date” has the meaning provided in Section 2.10(b).

“Second Supplemental Indenture” has the meaning specified in the preamble of this Second Supplemental Indenture.

“Indenture” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Interest Payment Date” has the meaning provided in Section 2.10(b).

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Company or the Company’s designee for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means December 22, 2025.

“Notes” has the meaning set forth in Section 2.01 of this Second Supplemental Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Redemption Date” has the meaning set forth in Section 2.05(a) of this Second Supplemental Indenture.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Company or the Company’s designee after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Company or the Company’s designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or any successor administrator), on the Federal Reserve Bank of New York’s website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of the Company’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 calendar days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR as published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Three-Month Term SOFR selected the Company or the Company’s designee in the Company or the Company’s designee’s reasonable discretion).

“Three-Month Term SOFR” means Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company or the Company’s designee decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company or the Company’s designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or the Company’s designee determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company or the Company’s designee determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s reasonable determination that, as a result of (a) any amendment to, or change in, the laws, rules, regulations, policies or guidelines of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes, (b) any proposed change in those laws, rules, regulations, policies or guidelines that is announced or becomes effective after the initial issuance of the Notes, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines or policies with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Notes are outstanding.

“Trustee” means the party named as such in the preamble to this Second Supplemental Indenture until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Conflicts with Base Indenture. In the event that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Second Supplemental Indenture shall control.

ARTICLE II
CREATION OF THE NOTES

Section 2.01  Designation of Series. Pursuant to the terms hereof and Sections 2.1 and 2.2 of the Base Indenture, the Company hereby creates a series of its subordinated debt securities designated as the “6.875% Fixed-To-Floating Rate Subordinated Notes Due 2036” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 2.02  Form and Denomination of Notes. The definitive form of the Notes, which shall be issued in global form, shall be substantially in the form of Exhibit A hereto, which is incorporated herein and expressly made a part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes and in the Indenture. The Stated Maturity of the Notes shall be January 15, 2036, unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity in accordance with the terms of the Notes and the Indenture. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $1,000 and any multiple of $1,000 in excess thereof.

Section 2.03  Initial Limit on Amount of Series. The aggregate principal amount of Notes that initially may be authenticated and delivered under this Second Supplemental Indenture shall be limited to $100,000,000. The Notes may, upon the execution and delivery of this Second Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 2.08.

Section 2.04  No Sinking Fund or Repurchase at the Option of Holders. No sinking fund will be provided with respect to the Notes. The Company will not be obligated to redeem the Notes at the option of the Holders.

Section 2.05 Optional Redemption.

(a)	The Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company, beginning with the Interest Payment Date on January 15, 2031, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter (each a “Redemption Date”), subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve. The Notes may not be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company (the “Redemption Price”). To the extent not inconsistent with the provisions of this Section 2.05, the provisions of Article III of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 2.05. Any partial redemption will be made in accordance with The Depository Trust Company’s (“DTC”) applicable procedures. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and (x) a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note, or (y) in the case of a Note in global form, an appropriate notation made to the “Schedule of Increases or Decreases in Global Note” attached thereto. If the Company redeems only a portion of the Notes on any Redemption Date, the Company may subsequently redeem additional Notes in accordance with this Section 2.05. The Notes are not subject to redemption or prepayment at the option of the Holders.
(b)	In the event of any redemption of the Notes, the Company will deliver or cause to be delivered a notice of redemption by first class mail, or in the event the Notes are represented by Global Notes, electronically in accordance with the procedures of DTC at least 10 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address; provided that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. The Company shall deposit with the Trustee or with the Paying Agent, one Business Day prior the Redemption Date, money sufficient to pay the Redemption Price on all Notes to be redeemed on that date. A notice of redemption may be conditioned on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked if the Company determines such conditions will not be satisfied. In the event that any such conditions precedent have not been satisfied, the Company shall provide written notice to the Trustee and each Holder of the Notes prior to the close of business of the Business Day prior to the Redemption Date in the same manner in which the notice of redemption was given. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice.

(c)	The Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of the Notes to be redeemed (with a copy to the Trustee) at such Holder’s registered address appearing on the register. The notice shall identify the Notes to be redeemed (including the CUSIP and/or ISIN numbers thereof, if any) and shall state:
(i)	the Redemption Date;
(ii)	the principal amount of the Notes that are being redeemed;
(iii)	the redemption price and accrued interest to the Redemption Date that is payable;
(iv)	if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date and upon surrender of such Notes, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;
(v)	the name and address of the Paying Agent;
(vi)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(vii)	that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(viii)	if such notice is conditioned upon the occurrence of one or more conditions precedent, the nature of such conditions precedent;

(ix)	the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(x)	that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

The Company may state in the notice of redemption that payment of the redemption price and performance of its obligations with respect to redemption or purchase may be performed by another Person.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, that the Company shall have delivered to a Responsible Officer of the Trustee, at least 45 days prior to the Redemption Date (or such shorter period to which the Trustee may agree), an Officers’ Certificate requesting that the Trustee give such notice and attaching a copy of such notice, which shall set forth the information to be stated in such notice as provided in this Section 2.05.

Further to the above, pursuant to Section 2.2.8 of the Base Indenture, the first sentence of Section 3.2 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

“If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis, selected by lot or in any manner that the Trustee deems fair and appropriate, subject to compliance with any applicable procedures of the Depository.”

Section 2.06 Notes Not Convertible or Exchangeable. The Notes will not be convertible into or exchangeable for common stock or other securities or property.

Section 2.07 Issuance of Notes; Selection of Depository. The Notes shall be issued as Global Securities in permanent global form, without coupons. The initial Depository for the Notes shall be The Depository Trust Company.

Section 2.08 Issuance of Additional Notes. From time to time subsequent to the date hereof, without notice to or the consent of the Holders of the Notes but in compliance with the terms of the Indenture, the Company may create and issue additional Notes (the “Additional Notes”) under the terms of the Indenture and this Second Supplemental Indenture (and without need to execute any additional supplemental indenture); provided, that no Additional Notes shall be issued unless such Additional Notes will be fungible for U.S. federal income tax and securities law purposes with Notes originally issued pursuant to this Second Supplemental Indenture (“Outstanding Notes”). The Additional Notes shall be issued as part of the existing series of Notes issued pursuant to this Second Supplemental Indenture and shall have terms identical in all material respects (except for the issue date, issue price, initial interest accrual date and the first interest payment date) to any Outstanding Notes and shall be treated together with any Outstanding Notes as a single series of Notes for all purposes under the Indenture. Any Additional Notes issued hereunder shall rank equally and ratably with the Notes originally issued pursuant to this Second

Supplemental Indenture, shall have the same CUSIP number and shall trade interchangeably with such Notes and shall otherwise constitute Notes for all other purposes hereof. Any Additional Notes may be issued pursuant to authorization provided by one or more Board Resolutions. No Additional Notes shall be issued at any time that there is an Event of Default under the Indenture with respect to the Notes that has occurred and is continuing, or an event that, with notice or the lapse of time, or both, would become an Event of Default.

Section 2.09 Dollars. The principal of and interest on the Notes shall be payable in United States dollars.

Section 2.10 Interest.

(a)	The Notes will bear interest at a fixed rate of 6.875% per annum from and including December 22, 2025 to, but excluding, January 15, 2031 (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2026 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be January 15, 2031. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on January 1 and July 1 (whether or not a Business Day) (each such date, a “Fixed Rate Regular Record Date”).
(b)	The Notes will bear a floating interest rate from, and including January 15, 2031, to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The Floating Interest Rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the Benchmark plus 342 basis points for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing on April 15, 2031 (each such date, a “Floating Rate Interest Payment Date” and, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on January 1, April 1, July 1 and October 1 (whether or not a Business Day) (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).
(c)	The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, January 15, 2031, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year on the basis of the actual number of days elapsed. The Company or the Company’s designee, as applicable, shall calculate the amount of interest payable on any Interest Payment

Date, and the Trustee shall have no duty to confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such from interest calculations will be adjusted for such non-Business Days. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(d)	The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate the Benchmark in respect of each Floating Rate Period. The calculation of the Benchmark for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its affiliates to be the Calculation Agent.
(e)	Effect of Benchmark Transition Event.

(i)	If the Company or the Company’s designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any interest period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such interest period and all subsequent interest periods. In connection with the implementation of a Benchmark Replacement, the Company or the Company’s designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
(ii)	Notwithstanding anything set forth in Section 2.10(b) above, if the Company or the Company’s designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 2.10(e) will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 342 basis points.
(iii)	The Company and the Company’s designee are expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under this Section 2.10(e). Any determination, decision or election that may be made by the Company or the Company’s designee under the terms of the Notes, including any determination with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period, any determination under the benchmark transition provisions, any determination of a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection: (A) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (B) if made by the Company, will be made in the Company’s sole discretion, (C) if made by the Company’s designee, will be made after consultation with the Company and the Company’s designee, will not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes or the Trustee.

If the Company’s designee fails to make any determination, decision, or election that it is required to make under the terms of the Notes, then the Company will make that determination, decision, or election on the same basis as described above. In connection with such determination, decision or election, the Company will be treated as the Calculation Agent for all purposes under the Indenture. The Trustee will have no liability relating to any delay caused by the Calculation Agent’s, the Company’s or the Company’s designee’s failure to timely or appropriately determine the rate of interest borne by the Notes.

(iv)	The Company or its designee shall notify a Responsible Officer of the Trustee in writing (A) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (B) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.
(v)	The Trustee (including in its capacity as Paying Agent) shall have no (A) responsibility or liability for the (1) Three-Month Term SOFR Conventions, (2) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (3) determination or calculation of a Benchmark Replacement, (4) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, or (5) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable in connection with any of the foregoing, and in each such case under clauses (1) through (5) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or the Company’s designee, as applicable, and (B) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or its designee’s failure to select a Benchmark Replacement or the Company’s or its designee’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or the Company’s designee regarding any Benchmark or Benchmark Replacement, including, without limitation, in regard to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Company or the Company’s designee, or any failure or delay in the performance of the Company or its designee’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Company or the Company’s designee. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Company or the Company’s designee without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

(vi)	If the then-current Benchmark is Three-Month Term SOFR, the Company or the Company’s designee will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Company or the Company’s designee, then the relevant Three-Month Term SOFR Conventions will apply.

(f)       By its acquisition of the Notes, each Holder of Notes (including, for the avoidance of doubt, each beneficial owner) will acknowledge, accept, consent to and agree to be bound by the Calculation Agent’s determination of the interest rate for each Floating Rate Period, and the Calculation Agent’s, the Company’s or the Company’s designee’s determination of any Benchmark Replacement Conforming Changes, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, and Benchmark Transition Event, including as may occur without any prior notice from the Company, the Company’s designee or the Calculation Agent and without the need for to obtain any further consent from any Holder.

Section 2.11 Defeasance Applicable to Notes. Pursuant to Sections 2.2. and 8.3 of the Base Indenture, provision is hereby made for legal defeasance of the Notes under Section 8.3 of the Base Indenture, upon the terms and conditions contained in Article VIII of the Base Indenture. Section 8.4 shall not be applicable to the Notes.

Section 2.12 Paying Agent and Security Registrar. The Company appoints the Trustee as the Registrar and Paying Agent for the Notes, and the Trustee hereby accepts such appointment.

ARTICLE III
SUBORDINATION OF THE NOTES

Section 3.01 Ranking; Notes Subordinate to Senior Indebtedness. The Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this Second Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors and trade creditors.

The Company covenants and agrees that anything in this Second Supplemental Indenture, Base Indenture or the Securities of any series to the contrary notwithstanding, the indebtedness evidenced by the Notes is subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in this Second Supplemental Indenture, and each Holder of Notes, by such Holder’s acceptance of such Notes, likewise covenants and agrees to the subordination provided in this Second Supplemental Indenture and shall be bound by the provisions of this Second Supplemental Indenture. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification, or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

In the event of

(a)	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, or other similar proceeding relating to the Company or its property,
(b)	any proceeding for the liquidation, dissolution, or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, or
(c)	any assignment by the Company for the benefit of creditors,
(d)	all Senior Indebtedness (including any interest on such Senior Indebtedness accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities, or other property, shall be made to any Holder of any of the Notes on account of such Notes.

Any payment or distribution, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect of such Senior Indebtedness under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest on such Senior Indebtedness accruing after the commencement of any such proceedings) shall have been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of the Notes, together with the holders of any obligations of the Company ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Notes and such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes and such other obligations.

In the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect of such Senior Indebtedness under any such plan of reorganization or readjustment), shall be received by the Trustee or any Holder in contravention of any of the terms of this Second Supplemental Indenture or Base Indenture, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any Holder to endorse or assign any such payment, distribution, or security, each holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same.

No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by the Notes by any act or failure to act on the part of the Company. Nothing contained in this Second Supplemental Indenture or Base Indenture shall impair, as between the Company and the Holders of Notes, the obligation of the Company to pay to such Holders the principal of (and premium, if any) and interest on such Notes or prevent the Trustee or the Holder from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Second Supplemental Indenture or Base Indenture upon a default or Event of Default, all subject to the rights of the holders of the Senior Indebtedness to receive cash, securities, or other property otherwise payable or deliverable to the Holders.

Senior Indebtedness shall not be deemed to have been paid in full unless the holders shall have received cash, securities, or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the Holders of Notes shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the indebtedness evidenced by the Notes shall have been paid in full, and such payments or distributions received by such Holders, by reason of such subrogation, of cash, securities, or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and such Holders, on the other hand, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of the Notes.

The Trustee and Holders will take such action (including, without limitation, the delivery of this Second Supplemental Indenture and Base Indenture to an agent for the holders of Senior Indebtedness or consent to the filing of a financing statement with respect to this Second Supplemental Indenture or Base Indenture) as may, in the opinion of counsel designated by the holders of a majority in principal amount of the Senior Indebtedness at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

The provisions of this Section 3.01 shall not impair any rights, interests, remedies, or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions of this Second Supplemental Indenture or Base Indenture.

Section 3.02 No Payment When Senior Indebtedness in Default. No payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) shall be made by the Company on account of the principal of or any premium or interest on the Notes or on account of the purchase or other acquisition of Notes:

(a)	(a) in the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any event of default with respect to any Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or the trustee on behalf of the holders of such Senior Indebtedness) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or

(b)	(b) in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, provided, however, that nothing in this Section 3.02 shall prevent the satisfaction of any sinking fund payment in accordance with Article XI of the Base Indenture by delivering and crediting, pursuant to Section 11.2 of the Base Indenture, Notes which have been acquired (upon redemption or otherwise) prior to such default in payment or event of default.

In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section 3.02, and if such fact shall, at or prior to the time of such payment, have been made known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered to the Company. The provisions of this Section 3.02 shall not apply to any payment with respect to which Section 3.01 would be applicable.

Section 3.03 Trustee and Holders of Notes May Rely on Certificate of Liquidating Agent; Trustee May Require Further Evidence as to Ownership of Senior Indebtedness; Trustee Not Fiduciary to Holders of Senior Indebtedness. Upon any payment or distribution of assets of the Company referred to in this Article III, the Trustee and the Holders of Notes shall be entitled to rely upon an order or decree made by any court of competent jurisdiction in which such dissolution or winding up or liquidation or reorganization or arrangement proceedings are pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount of or payable on and the amount or amounts paid or distributed on such Senior Indebtedness or other indebtedness, and all other facts pertinent to such Senior Indebtedness or other indebtedness or to this Article III. In the absence of any such bankruptcy trustee, receiver, assignee, or other Person, the Trustee shall be entitled to rely upon a written notice by a Person representing himself or herself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) as evidence that such Person is a holder of such Senior Indebtedness (or is such a trustee or representative). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payments or distributions pursuant to this Article III, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Article III, and if such evidence is not furnished, the Trustee may offer any payment to such Person pending judicial determination as to the right of such Person to receive payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness.

Section 3.04 Payment Permitted If No Default. Nothing contained in this Article III or elsewhere in the Base Indenture or this Second Supplemental Indenture, or in any of the Notes, shall prevent (a) the Company at any time, except during the pendency of any dissolution, winding up, liquidation, or reorganization proceedings referred to in Section 3.01 or under the conditions specified in Section 3.02, from making payments of the principal of (or premium, if any) or interest on the Notes or (b) the application by the Trustee or any Paying Agent of any moneys deposited with it under the Base Indenture or this Second Supplemental Indenture to payments of the principal of or interest on the Notes, if, at the time of such deposit, the Trustee or such Paying Agent, as the case may be, did not have the written notice provided for in Section 3.05 of any event prohibiting the making of such deposit, or if, at the time of such deposit (whether or not in trust) by the Company with the Trustee or any Paying Agent (other than the Company) such payment would not have been prohibited by the provisions of this Article III, and the Trustee or any Paying Agent shall not be affected by any notice to the contrary received by it on or after such date.

Section 3.05 Trustee Not Charged with Knowledge of Prohibition. Anything in this Article III or elsewhere contained in this Second Supplemental Indenture or Base Indenture to the contrary notwithstanding, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of money to or by the Trustee and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section 3.01 or Section 3.02 has happened, until a Responsible Offer of the Trustee shall have received an Officers’ Certificate at least 3 Business Days prior to the date on which any payment should be made, to that effect or notice in writing to that effect signed by or on behalf of the holder or holders, or their representatives, of Senior Indebtedness who shall have been certified by the Company or otherwise established to the reasonable satisfaction of the Trustee to be such holder or holders or representatives or from any trustee under any indenture pursuant to which such Senior Indebtedness shall be outstanding. The Company shall give prompt written notice to the Trustee and to the Paying Agent of any facts which would prohibit the payment of money to or by the Trustee or any Paying Agent.

Section 3.06 Trustee to Effectuate Subordination. Each Holder of Notes by such Holder’s acceptance authorizes and directs the Trustee in such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such Holder and holders of Senior Indebtedness as provided in this Article III and appoints the Trustee its attorney-in-fact for any and all such purposes.

Section 3.07 Rights of Trustee as Holder of Senior Indebtedness. The Trustee shall be entitled to all the rights set forth in this Article III with respect to any Senior Indebtedness which may at the time be held by it, to the same extent as any other holder of Senior Indebtedness; provided that nothing in this Article III shall deprive the Trustee of any rights as such holder and provided further that nothing in this Article III shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7 of the Base Indenture.

Section 3.08 Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under this Second Supplemental Indenture and Base Indenture, the term “Trustee” as used in this Article III shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Article III in addition to or in place of the Trustee, provided, however, that Sections 3.05 and 3.07 shall not apply to the Company or any affiliate of the Company if the Company or such affiliate acts as Paying Agent.

Section 3.09 Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided in this Second Supplemental Indenture or Base Indenture shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions, and covenants of this Second Supplemental Indenture or Base Indenture, regardless of any knowledge which any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any such Senior Indebtedness, or amend or supplement any instrument pursuant to which any such Senior Indebtedness is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default, all without notice to or assent from the Holders of the Notes or the Trustee and without affecting the obligations of the Company, the Trustee, or the Holders of the Notes under this Article III.

Section 3.10 Modification of Subordination Provisions. Anything in Article IX of the Base Indenture or elsewhere contained in this Second Supplemental Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Article III in a manner that would adversely affect the holders of Senior Indebtedness.

ARTICLE IV
REMEDIES

Except as provided in Section 4.01(4) herein, the provisions of Article VI of the Base Indenture shall not apply to the Notes in any respect, and except as so provided in Section 2.1(4), such Article VI of the Base Indenture shall be replaced in its entirety with the following provisions of this Article IV:

Section 4.01 Events of Default. The term “Event of Default”, wherever used in this Second Supplemental Indenture or Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(a)	the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States of America or any political subdivision thereof, and such decree or order shall have continued unstayed and in effect for a period of 60 consecutive days; or

(b)	the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States of America or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case under any such law;
(c)	in the event a receiver, conservator or similar official is appointed for the Company’s major subsidiary depository institution (which, for the avoidance of doubt, as of the date hereof, is Customers Bank); or
(d)	any other Event of Default as provided in Section 6.1 of the Base Indenture with respect to the Notes.

Section 4.02 Acceleration of Maturity; Rescission and Annulment. If an Event of Default specified in Sections 4.01(a), 4.01(b) or 4.01(c) with respect to Notes then outstanding shall have occurred, then, in each and every such case, the principal amount of and accrued but unpaid interest, if any, on all Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. In the event the payment of principal and interest with respect to the Notes has been accelerated pursuant to this Section 4.02, such payment of principal and interest shall remain subordinated to the extent provided in Article III notwithstanding that such amount shall have become immediately due and payable as herein provided.

At any time after a declaration of acceleration with respect to Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided below in this Article IV, the Holders of a majority in principal amount of the outstanding Notes by written notice to the Company and the Trustee may waive all defaults with respect to all affected series, and may rescind and annul such declaration and its consequences if:

(a)	the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and any interest on such Notes at the rate or rates prescribed in such Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed in the Notes, and (D) all sums paid or advanced by the Trustee under this Second Supplemental Indenture or Base Indenture and the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel; and
(b)	all Events of Default with respect to the Notes, other than the non-payment of the principal on Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 4.13.

No such rescission shall affect any subsequent default or impair any consequent right.

Upon receipt by the Trustee of any declaration of acceleration, or rescission and annulment thereof, with respect to Notes all or part of which is represented by a Global Security, a record date shall be established for determining Holders of outstanding Notes entitled to join in such declaration of acceleration, or rescission and annulment, as the case may be, which record date shall be at the close of business on the day the Trustee receives such declaration of acceleration, or rescission and annulment, as the case may be. The Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to join in such declaration of acceleration, or rescission and annulment, as the case may be, whether or not such Holders remain Holders after such record date; provided, that unless such declaration of acceleration, or rescission and annulment, as the case may be, shall have become effective by virtue of the requisite percentage having been obtained prior to the day which is 90 days after such record date, such declaration of acceleration, or rescission and annulment, as the case may be, shall automatically and without further action by any Holder be canceled and of no further effect. Nothing in this paragraph shall prevent a Holder, or a proxy of a Holder, from giving, after expiration of such 90-day period, a new declaration of acceleration, or rescission or annulment thereof, as the case may be, that is identical to a declaration of acceleration, or rescission or annulment thereof, which has been canceled pursuant to the proviso to the preceding sentence, in which event a new record date shall be established pursuant to the provisions of this Section 4.02.

Section 4.03 Collection of Indebtedness and Suits for Enforcement by Trustee. The Company covenants that if:

(a)	default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days;
(b)	default is made in the payment of the principal of (or premium, if any, on) any Note at its Maturity;
(c)	default is made in the making or satisfaction of any sinking fund or analogous obligation when the same becomes due pursuant to the terms of any Note; or
(d)	default is made in the performance, or breach, of any covenant or warranty of the Company in this Second Supplemental Indenture or Base Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and such default or breach continues for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this Second Supplemental Indenture and Base Indenture; then the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed in such Notes, and, in addition, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel.

If the Company fails to pay such amounts immediately upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of Holders of Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Second Supplemental Indenture or Base Indenture or in aid of the exercise of any power granted in this Second Supplemental Indenture or Base Indenture, or to enforce any other proper remedy.

Section 4.04 Trustee May File Proofs of Claim. In case of any judicial proceeding relative to the Company (or any other obligor upon the Notes), its property, or its creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 of the Base Indenture.

Section 4.05 Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Second Supplemental Indenture, Base Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production of such Notes in any related proceeding, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 4.06 Application of Money Collected. Any money collected by the Trustee pursuant to this Article IV shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or any premium or interest, upon presentation of the Notes and a notation on such Notes of the payment (if only partially paid) and upon surrender of such Notes if fully paid:

FIRST: To the payment of all amounts due the Trustee under Section 7.7 of the Base Indenture; and

SECOND: To the payment of amounts then due and unpaid to the holders of Senior Indebtedness, to the extent required by Article III; and

THIRD: To the payment of the amounts then due and unpaid for principal of and any premium and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and any premium and interest, respectively.

Section 4.07 Limitation on Suits. No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Second Supplemental Indenture or Base Indenture, or for the appointment of a receiver or trustee, or for any other remedy under this Second Supplemental Indenture or Base Indenture, unless:

(a)	such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
(b)	the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under this Second Supplemental Indenture or Base Indenture, as applicable;
(c)	such Holder or Holders have offered to the Trustee indemnity acceptable to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with such request;
(d)	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and
(e)	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Second Supplemental Indenture or Base Indenture to affect, disturb, or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Second Supplemental Indenture or Base Indenture, except in the manner provided in this Second Supplemental Indenture and Base Indenture and for the equal and ratable benefit of all of such Holders.

Section 4.08 Unconditional Right of Holders to Receive Principal, Premium, and Interest. Notwithstanding any other provision in this Second Supplemental Indenture or Base Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 4.1 of the Base Indenture) any interest on such Note on the Stated Maturity or Maturities expressed in such Note (or, in the case of redemption, on the Redemption Date), and to institute suit for the enforcement of any such payment, subject to the terms of this Second Supplemental Indenture and Base Indenture, and such rights shall not be impaired without the consent of such Holder, subject, however, to the provisions of Article III of this Second Supplemental Indenture.

Section 4.09 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Second Supplemental Indenture or Base Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions under this Second Supplemental Indenture and Base Indenture and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 4.10 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost, or stolen Notes in Section 2.8 of the Base Indenture, no right or remedy conferred in this Second Supplemental Indenture or Base Indenture upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under this Second Supplemental Indenture and Base Indenture or now or in the future existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Second Supplemental Indenture and Base Indenture, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 4.11 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of or acquiescence in any such Event of Default. Every right and remedy given by this Article IV or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 4.12 Control by Holders. The Holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that

(a)	such direction shall not be in conflict with any rule of law or with this Second Supplemental Indenture or Base Indenture,
(b)	the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction,
(c)	the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer or Officers of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability, and
(d)	such Holders shall have provided indemnity or security satisfactory to the Trustee in connection with the action or inaction so directed.

Section 4.13 Waiver of Past Defaults. Subject to Section 4.02, the Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of Notes waive any past default under this Second Supplemental Indenture and Base Indenture with respect to such Notes and its consequences, except a default (1) in the payment of the principal of or any premium or interest on any Note, or (2) in respect of a covenant or provision of this Second Supplemental Indenture and Base Indenture which under Article IX of the Base Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising from such default shall be deemed to have been cured, for every purpose of this Second Supplemental Indenture and Base Indenture; but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Section 4.14 Undertaking for Costs. All parties to this Second Supplemental Indenture and Base Indenture agree, and each Holder of any Notes by acceptance of such Notes shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Second Supplemental Indenture or Base Indenture, or in any suit against the Trustee for any action taken, suffered, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 4.14 shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any Notes on or after the Stated Maturity expressed in such Notes (or, in the case of redemption, on or after the Redemption Date).

Section 4.15 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor corporation; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and Base Indenture and the issue of the Notes.

ARTICLE V
MISCELLANEOUS

Section 5.01 Application of Second Supplemental Indenture. Each and every term and condition contained in this Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any other series of Securities established under the Base Indenture. Except as otherwise provided herein, the terms of this Second Supplemental Indenture may be modified as set forth in Article IX of the Base Indenture.

Section 5.02 Benefits of this Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Registrar, any Paying Agent, any authenticating agent and their successors under the Indenture, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or this Second Supplemental Indenture.

Section 5.03 Modification of the Base Indenture. Except as expressly provided by this Second Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 5.04 Reports by the Company. The Company shall be deemed to have complied with the first sentence of Section 4.2 of the Base Indenture if (i) such reports are filed with the SEC via the EDGAR filing system, (ii) such reports are currently available and (iii) the Company electronically delivers to the Trustee a link to the EDGAR filing each time the Company files such a report. The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). The Trustee shall have no duty to monitor whether any such filings on EDGAR have been made.

Section 5.05 Effective Date. This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 5.06 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

Section 5.07 Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Second Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 5.08 Table of Contents, Headings, Etc. The Table of Contents and Article and Section headings in this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.09 Severability Clause. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.10 Satisfaction and Discharge. The Company shall be deemed to have satisfied all of its obligations under this Second Supplemental Indenture, and this Second Supplemental Indenture shall be deemed to terminate, upon compliance with, and subject to the terms of the provisions of Section 8.1 of the Base Indenture with respect to the Notes.

Section 5.11 Ratification of the Base Indenture. The Base Indenture as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 5.12 Governing Law. This Second Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law.

Section 5.13 Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company, (iv) the consequences of any amendment herein provided for, (v) the validity or adequacy of this Second Supplemental Indenture or the Notes, (vi) the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of the Indenture, (vii) the use or application of any money received by any Paying Agent other than the Trustee, or (viii) any other document in connection with the sale of the Notes or pursuant to the Indenture other than its certificate of authentication. This Second Supplemental Indenture may be amended, modified, supplemented, superseded, rescinded, or cancelled only in accordance with Article IX of the Base Indenture.

Section 5.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

Section 5.15 U.S.A. Patriot Act. The Company acknowledges that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees that it will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

CUSTOMERS BANCORP, INC.
By:	/s/ Mark R. McCollom
Name:	Mark R. McCollom
Title:	Executive Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Latoya S. Elvin
Name:	Latoya S. Elvin
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR ITS NOMINEE. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE OR A SUCCESSOR OF SUCH DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPTED IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS NOTE IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF CUSTOMERS BANCORP, INC. THIS NOTE IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

ANY PURCHASER OR HOLDER OF THE NOTES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS ACQUISITION OF THE NOTES THAT EITHER (1) IT IS NOT A PENSION, PROFIT-SHARING OR OTHER EMPLOYEE BENEFIT PLAN (EACH, A “PLAN”) SUBJECT TO THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY (A “PLAN ASSET ENTITY”) OR AN EMPLOYEE BENEFIT PLAN THAT IS A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA), A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) OR A NON-U.S. PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA) (EACH, A “NON-ERISA ARRANGEMENT”) AND IS NOT

PURCHASING THE NOTES ON BEHALF OF OR WITH THE ASSETS OF ANY PLAN, PLAN ASSET ENTITY OR NON-ERISA ARRANGEMENT OR (2) THE ACQUISITION OF THE NOTES WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR A SIMILAR VIOLATION UNDER ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS.

CUSIP No. 23204GAH3

CUSTOMERS BANCORP, INC.

6.875% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2036

No. 1 $100,000,000

CUSTOMERS BANCORP, INC., a Pennsylvania corporation (the “Company”), for value received, herein promises to pay to CEDE & CO., or its registered assigns, the principal sum of ONE HUNDRED MILLON DOLLARS ($100,000,000), or such lesser amount as is indicated in the records of the Trustee and the Depository, on January 15, 2036.

Fixed Rate Interest Payment Dates: January 15 and July 15 of each year, commencing on July 15, 2026.

Fixed Rate Interest Record Dates: January 1 and July 1

Floating Rate Interest Payment Dates: January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2031.

Floating Rate Interest Record Dates: January 1, April 1, July 1 and October 1

Reference is made to the further provisions of this Note contained herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CUSTOMERS BANCORP, INC.

By: _____________________________

Name:

Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

Dated: December 22, 2025

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By: ____________________________________

Authorized Signatory

(Reverse of Note)

Customers Bancorp, Inc.

6.875% Fixed-to-Floating Rate Subordinated Notes Due 2036

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.       Payment of Principal and Interest. Customers Bancorp, Inc. (the “Company”), a Pennsylvania corporation, promises to pay CEDE & CO., or registered assigns, the principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000) on January 15, 2036 (the “Maturity Date”), unless redeemed prior to such date. This Note will bear interest at a fixed rate of 6.875% per annum from and including December 22, 2025, to, but excluding, January 15, 2031 (the “Fixed Rate Period”), unless redeemed prior to such date. Interest accrued on this Note during the Fixed Rate Period will be payable semi-annually in arrears on January 15 and July 15 of each year (each such date, a “Fixed Rate Interest Payment Date”), with the first such Fixed Rate Interest Payment Date being July 15, 2026, and the last such Fixed Rate Interest Payment Date being January 15, 2031, unless redeemed prior to such date. This Note will bear interest at a floating per annum interest rate from and including January 15, 2031, to, but excluding, the Maturity Date or any earlier redemption date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period will be equal to the then-current Benchmark plus 342 basis points. During the Floating Rate Period, interest on this Note will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each such date, a “Floating Rate Interest Payment Date”, and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), with the first such Floating Rate Interest Payment Date being April 15, 2031, and the last such Floating Rate Interest Payment Date being the Maturity Date or any earlier redemption date. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero. Interest on each Fixed Rate Interest Payment Date is payable to holders of record on January 1 and July 1 of each year (whether or not a Business Day), commencing July 1, 2026 (each, a “Fixed Rate Regular Record Dates”). Interest on each Floating Rate Interest Payment Date is payable to holders of record on January 1, April 1, July 1 and October 1 of each year (whether or not a Business Day) commencing April 1, 2031 (each, a “Floating Rate Regular Record Dates”, and together with the Fixed Rate Regular Record Date, the “Record Dates”).

The interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, January 15, 2031. The interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. If a Fixed Rate Interest Payment Date or the Maturity Date for this Note falls on a day that is not a Business Day, the interest payable on such Interest Payment Date or the payment of principal and interest on the Maturity Date will be paid on the next succeeding Business Day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the Holder of this Note will not be entitled to any further interest or other payment. If a Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.

For Notes held in definitive form, payments of interest may be made, at the Company’s option, by (i) mailing a check for such interest payable to or upon the written order of the Person entitled thereto, to the address of such Person as it appears on the Security Register or (ii) transfer to an account maintained by the payee located inside the United States. For Notes held in global form, payments shall be made through the Depository Trust Company (“DTC”), or its nominee, as the registered owner of the Notes. All such payments shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

2.       Paying Agent and Registrar. Initially, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

3.       Indenture. This Note is one of the 6.875% Fixed-To-Floating Rate Subordinated Notes Due 2036 (the “Notes”) issued under the Indenture, dated as of December 9, 2019 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by the Second Supplemental Indenture, dated as of December 22, 2025, the “Indenture”), by and between the Company and the Trustee. This Note is a “Global Security” and the Notes are “Global Securities” under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA as in effect on the date on which the Indenture was qualified under the TIA. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

4.       Optional Redemption. The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding, the date of redemption (the “Redemption

Price”), on any Interest Payment Date on or after January 15, 2031. The Company may also, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tax Event, a Tier 2 Capital Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article III of the Base Indenture and Section 2.05 of the Second Supplemental Indenture shall apply to the redemption of any Notes by the Company. A notice of redemption may be conditioned on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked if the Company determines such conditions will not be satisfied.

5.       Notice of Redemption. In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption by first class mail, or in the event the Notes are represented by global Notes, electronically in accordance with the procedures of DTC at least 10 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address; provided that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. The Company shall deposit with the Trustee or with the Paying Agent, one Business Day prior the Redemption Date, money sufficient to pay the Redemption Price on all Notes to be redeemed on that date.

6.       Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar need not exchange or register the transfer of any Note selected for redemption, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. The Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

7.       No Sinking Fund. There is no sinking fund provided for the Notes.

8.       Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

9.       Amendment, Supplement and Waiver. The Base Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into one or more supplemental indentures without notice to any Holder but with the written consent of the Holders of a majority in principal amount of the Securities of each Series then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) affected by such supplemental indenture. In addition, the Base Indenture permits the Company and the Trustee to enter into one or more supplemental indentures without the consent of any Holder for certain specified purposes as therein provided, including: to cure any ambiguity, defect or inconsistency contained in the Base Indenture, in any supplemental indenture or in any Securities; to provide for uncertificated Securities in addition to or in place of certificated Securities; to make any change that would provide any additional rights or benefits to the Holders of Securities or that does not adversely affect the legal rights under the Indenture of any such Holder; to evidence the succession of another Person to the Company pursuant to Article V of the Base Indenture and the assumption by such successor of the Company’s covenants, agreements and obligations in the Base Indenture and in the Securities; to modify the Base Indenture in such a manner to comply with the requirements of the SEC or as to permit the qualification of the Base Indenture or any supplemental indenture under the TIA; to add any guarantor or to provide any collateral to secure any Notes; to add additional obligors under the Indenture and the Securities; to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Securities and matters related thereto; or to establish the form or terms of Securities of any Series pursuant to Section 2.2 of the Base Indenture. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each Series at the time outstanding, on behalf of the Holders of all Securities of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

10.       Subordination. The indebtedness of the Company evidenced by the Note, including the principal thereof, premium, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

11.       Defaults and Remedies. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Section 6.2 of the Base Indenture (in all respects as modified by Article IV of the Second Supplemental Indenture). The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Indenture permits, subject to certain limitations therein provided, Holders of not less than a majority in aggregate principal amount of the then outstanding Securities of any Series to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the

Trustee, with respect to the Securities of such Series. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all Holders of the Notes.

12.       Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any affiliate of the Company with the same rights it would have if it were not the Trustee.

13.       Discharge and Defeasance. Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee cash in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the outstanding Notes for principal and accrued interest, to the date of maturity or redemption, as the case may be.

14.       No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, employee, officer, or director, as such, past, present or future, of the Company, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture, this Note and the obligations issued hereunder are solely obligations of the Company, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, employees, officers or directors, as such, of the Company, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Security or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute or otherwise, of, and any and all such rights and claims against, every such incorporator, shareholder, employee, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Security or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for the issuance of the Notes.

15.       Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.       Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

17.       CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.       Available Information. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Customers Bancorp, Inc.

701 Reading Avenue

West Reading, PA 19611

Attention: Andrew Sachs, Corporate Secretary

19.       Counterparts. This Note may be executed by one or more of the parties to this Note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20.       Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s Social Security or Tax Identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note

on the books of the Company. The agent may substitute another to act for him.

Date: ______________

Your signature: ___________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: __________________

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[To Be Attached to Global Notes]

Schedule of Increases or Decreases in the Global Note

The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian